Exhibit 10.3

DATED APRIL 12, 2017

ADVISORY AGREEMENT

between

IRON MOUNTAIN EUROPE PLC
and

MR MARC DUALE

EXECUTION VERSION

CONTENTS

CLAUSE

1.	INTERPRETATION	1
2.	TERM OF ENGAGEMENT	3
3.	DUTIES AND OBLIGATIONS	3
4.	FEES	5
5.	EXPENSES	5
6.	OTHER ACTIVITIES	6
7.	CONFIDENTIAL INFORMATION AND CLIENT PROPERTY	6
8.	DATA PROTECTION	6
9.	INTELLECTUAL PROPERTY	7
10.	LIABILITY	7
11.	TERMINATION	7
12.	OBLIGATIONS ON TERMINATION	8
13.	STATUS	8
14.	NOTICES	9
15.	ENTIRE AGREEMENT	9
16.	VARIATION	9
17.	COUNTERPARTS	9
18.	THIRD PARTY RIGHTS	10
19.	FORCE MAJEURE	10
20.	GOVERNING LAW AND JURISDICTION	10
SCHEDULE

SCHEDULE	The Services	12

EXECUTION VERSION

THIS AGREEMENT is dated April 12, 2017
PARTIES

(1)
IRON MOUNTAIN EUROPE PLC, incorporated and registered in England and Wales with company number 02321917 whose registered office is at Cottons Centre 3rd Floor, Tooley Street, London SE1 2TT (the “Client”).

(2)	MR MARC DUALE (the “Advisor”).

AGREED TERMS

1.	INTERPRETATION

1.1	The definitions and rules of interpretation in this clause apply in this agreement (unless the context requires otherwise).
Business of the Client: a global business dedicated to storing, protecting and managing information and assets.
Business Opportunities: any opportunities which the Advisor becomes aware of during the Engagement which relate to the Business of the Client or any Group Company or which the Client Representative reasonably considers might be of benefit to the Client or any Group Company.
Capacity: as agent, consultant, advisor, director, employee, owner, partner, shareholder or in any other capacity.
Client Property: all documents, books, manuals, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the Business or affairs of the Client or Group Company or its or their customers and business contacts, and any equipment, keys, hardware or software provided for the Advisor's use by the Client during the Engagement, and any data or documents (including copies) produced, maintained or stored by the Advisor on the computer systems or other electronic equipment of the Client or the Advisor during the Engagement.
Client Representative: Bill Meaney, President and CEO.
Commencement Date: 1 May 2017.
Confidential Information: information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) relating to the business, customers, clients, products, affairs and finances of the Client or any Group Company for the time being confidential to the Client or any Group Company and trade secrets including, without limitation, technical data and know-how relating to the Business of the Client or any Group Company or any of its or their suppliers, customers, clients, agents,

EXECUTION VERSION

distributors, shareholders, management or business contacts, including (but not limited to) information that the Advisor creates, develops, receives or obtains in connection with this Engagement, whether or not such information (if in anything other than oral form) is marked confidential.
Engagement: the engagement of the Advisor by the Client on the terms of this agreement.
Group Company: the Client, its Subsidiaries or Holding Companies from time to time and any Subsidiary of any Holding Company from time to time.
Intellectual Property Rights: patents, rights to Inventions, copyright and related rights, trademarks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which may now or in the future subsist in any part of the world.
Invention: any invention, idea, discovery, development, improvement or innovation made by the Advisor in connection with the provision of the Services, whether or not patentable or capable of registration, and whether or not recorded in any medium.
Pre-Contractual Statement: any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this agreement or not) relating to the Engagement other than as expressly set out in this agreement or any documents referred to in it.
Services: the services described in the Schedule to this agreement.
Subsidiary and Holding Company: mean "subsidiary" and "holding company" as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) a nominee.
Termination Date: the date of termination of this agreement, howsoever arising.
Works: all records, reports, documents, papers, drawings, designs, transparencies, photos, graphics, logos, typographical arrangements, software programs, inventions, ideas, discoveries, developments, improvements or innovations and all materials embodying them in whatever form, including but not limited to hard copy and electronic form, prepared by the Advisor in connection with the provision of the Services.

EXECUTION VERSION

1.2	The headings in this agreement are inserted for convenience only and shall not affect its construction.

1.3
A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.5	Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

1.6	The Schedule to this agreement forms part of (and is incorporated into) this agreement.

2.	TERM OF ENGAGEMENT

2.1	The Client shall engage the Advisor to provide the Services on the terms of this agreement.

2.2
The Engagement shall commence on the Commencement Date and shall continue, subject to the remaining terms of this agreement, until twelve months from the date hereof with the parties having the option to mutually agree to extend such term upon the satisfactory completion of the Services, unless terminated earlier:

(a)	as provided for by the terms of this agreement; or

(b)	by either party giving to the other not less than two weeks’ written notice.

3.	DUTIES AND OBLIGATIONS

3.1	During the Engagement the Advisor shall:

(a)	provide the Services in accordance with the terms specified in the Schedule to this agreement;

(b)	provide the Services with all due care, skill and ability and use his reasonable endeavours to promote the interests of the Client and any Group Company;

(c)	devote up to 33 (thirty-three) days in each calendar quarter to the carrying out of the Services, together with such additional time (if any) as may be necessary for their proper performance; and

(d)
promptly give to the Client Representative all such information and reports as it may reasonably require in connection with matters relating to the provision of the Services or the Business of the Client or any Group Company.

3.2	If the Advisor is unable to provide the Services due to illness or injury, he shall advise the Client Representative of that fact as soon as reasonably practicable. For the avoidance of doubt, no fee

EXECUTION VERSION

shall be payable in accordance with clause 4 in respect of any period during which the Services are not provided.

3.3	Unless he has been specifically authorised to do so by the Client Representative in writing:

(a)	the Advisor shall not have any authority to incur any expenditure in the name of or for the account of the Client; and

(b)	the Advisor shall not hold himself out as an employee, officer or agent of the Client and/or as having authority to bind the Client.

3.4	The Advisor shall comply with all reasonable standards of safety and comply with the Client's health and safety procedures from time to time in force at the premises where the Services are provided.

3.5	The Advisor shall comply with the following Client policies: Code of Ethics and Business Conduct, Insider Trading Policy, and Anti-corruption and Anti-bribery Policy.

3.6
The Advisor undertakes to the Client that, during the Engagement, he shall take all reasonable steps to offer (or cause to be offered) to the Client any Business Opportunities as soon as practicable after the same shall have come to his knowledge and in any event before the same shall have been offered by the Advisor (or caused by the Advisor to be offered) to any other party, provided that nothing in this clause shall require the Advisor to disclose any Business Opportunities to the Client if to do so would result in a breach by the Advisor of any obligation of confidentiality or of any fiduciary duty owed by it or him to any third party.

3.7
The Advisor shall comply with all applicable laws, regulations, codes and sanctions relating to anti-bribery and anti-corruption in connection with the provision of the Services, including but not limited to the Bribery Act 2010.

3.8	For the avoidance of doubt, the Client will not provide the Advisor with any equipment in connection with the provision of the Services unless agreed otherwise.

4.	FEES

4.1	The Client shall pay the Advisor a fee of £107,000 per quarter, such amount being exclusive of VAT.

4.2
On the last working day of each quarter during the Engagement, the Advisor shall submit to the Client Representative for approval an invoice for the amount of the fee payable (plus VAT, if applicable) for the Services during that quarter.

4.3
In consideration of the provision of the Services, the Client shall pay each invoice submitted by the Advisor in accordance with clause 4.2 within 5 business days of the Client Representative’s review and approval, such review not to be unreasonably delayed.

EXECUTION VERSION

4.4	The Client shall be entitled to deduct from the fees (and any other sums) due to the Advisor any sums that the Advisor may owe to the Client or any Group Company at any time.

5.	EXPENSES

5.1
The Client shall not reimburse any expenses incurred by the Advisor in the course of the Engagement, other than with the prior approval of the Client Representative and subject to production of receipts or other appropriate evidence of payment.

5.2	If the Advisor is required to travel abroad in the course of the Engagement, he shall be responsible for any necessary insurances, inoculations and immigration requirements.

6.	OTHER ACTIVITIES
Nothing in this agreement shall prevent the Advisor from being engaged, concerned or having any financial interest in any Capacity in any other business, trade, profession or occupation during the Engagement, provided that:

a)	such activity does not cause a breach of any of the Advisor's obligations under this agreement; and

b)
the Advisor shall not engage in any such activity if it relates to a business which is similar to or in any way competitive with the Business of the Client or any Group Company without the prior written consent of the Client Representative.

7.	CONFIDENTIAL INFORMATION AND CLIENT PROPERTY

7.1	The Advisor acknowledges that, in the course of the Engagement, he will have access to Confidential Information. The Advisor has therefore agreed to accept the restrictions in this clause 7.

7.2
The Advisor shall not (except in the proper course of his duties), either during the Engagement or at any time after the Termination Date, use or disclose to any third party (and shall use his best endeavours to prevent the publication and disclosure of) any Confidential Information. This restriction does not apply to:

(a)	any use or disclosure authorised by the Client or required by law; or

(b)	any information which is already in, or comes into, the public domain otherwise than through Advisor's unauthorised disclosure.

7.3	At any stage during the Engagement, the Advisor will on request as soon as is reasonably practicable return to the Client all and any Client Property in his possession.

8.	DATA PROTECTION

8.1	The Advisor consents to the Client holding and processing data relating to him for legal, personnel, administrative and management purposes and, in particular, to the processing of any

EXECUTION VERSION

"sensitive personal data" (as defined in the Data Protection Act 1998) relating to him including, as appropriate:

(a)	information about his physical or mental health or condition in order to monitor sickness absence;

(b)	his racial or ethnic origin or religious or similar beliefs in order to monitor compliance with equal opportunities legislation; and

(c)	information relating to any criminal proceedings in which he has been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties.

8.2
The Advisor consents to the Client making such information available to any Group Company, those who provide products or services to the Client and any Group Company such as advisers, regulatory authorities, governmental or quasi-governmental organisations and potential purchasers of the Client or the Group or any part of its business.

8.3	The Advisor consents to the transfer of such information to the Client's and any Group Company's business contacts outside the European Economic Area in order to further their business interests.

8.4
The Advisor shall comply with the Client's data protection policy and relevant obligations under the Data Protection Act 1998 and associated codes of practice when processing personal data relating to any employee, worker, customer, client, supplier or agent of the Client.

9.	INTELLECTUAL PROPERTY

9.1	The Advisor warrants to the Client that he will comply with the Client’s policies and procedures in respect of intellectual property.

10.	LIABILITY

10.1
The Advisor shall have liability for, and shall indemnify the Client and any Group Company for any direct loss, liability, costs (including reasonable legal costs), damages or expenses, but excluding indirect or consequential losses, loss of profit and loss of reputation arising from any breach by the Advisor of the terms of this agreement, including any negligent or reckless act, omission or default in the provision of the Services.

10.2
The Advisor’s maximum liability under the indemnity in clause 10.1 shall be limited to a total of £100,000 in respect of all acts and/or omissions occurring within the term of the Engagement other than resulting from fraud, wilful breach or gross negligence by the Advisor.

11.	TERMINATION

11.1	Notwithstanding the provisions of clause 2.2, the Client may terminate the Engagement with immediate effect without notice and without any liability to make any further payment to the

EXECUTION VERSION

Advisor (other than in respect of amounts accrued before the Termination Date) if, at any time, the Advisor:

(a)
commits any serious or repeated breach or non-observance of any of the provisions of this agreement or refuses or neglects to comply with any reasonable and lawful directions of the Client in connection with the provision of the Services;

(b)	is convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed);

(c)	is declared bankrupt or makes any arrangement with or for the benefit of his creditors or has a county court administration order made against him under the County Court Act 1984;

(d)
commits any fraud or dishonesty or acts in any manner which, in the opinion of the Client, brings or is likely to bring the Advisor or the Client or any Group Company into disrepute or is materially adverse to the interests of the Client or any Group Company;

(e)	commits any breach of the Client's policies and procedures that have been notified to the Advisor as applying to him in connection with the provision of the Services; or

(f)	commits any offence under the Bribery Act 2010.

11.2
The rights of the Client under clause 11.1 are without prejudice to any other rights that it might have at law to terminate the Engagement or to accept any breach of this agreement on the part of the Advisor as having brought the agreement to an end. Any delay by the Client in exercising its rights to terminate shall not constitute a waiver of these rights.

12.	OBLIGATIONS ON TERMINATION
12.1    On the Termination Date the Advisor shall:

(a)	deliver to the Client all Client Property which is in his possession or under his control; and

(b)
to the extent possible, delete any information relating to the Business of the Client or any Group Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in his possession or under his control outside the premises of the Client.

12.2
The Client shall ensure that all monies due and payable to the Advisor in respect of the provision of the Services, together with any expenses incurred by the Advisor in accordance with clause 5, are paid in full within 10 days of the Termination Date.

EXECUTION VERSION

13.	STATUS

13.1
The relationship of the Advisor to the Client will be that of independent contractor and nothing in this agreement shall render him an employee, worker, agent or partner of the Client and the Advisor shall not hold himself out as such.

13.2
This agreement constitutes a contract for the provision of services and not a contract of employment and, accordingly, the Advisor shall be fully responsible for any income tax, National Insurance and social security contributions and any other liability, deduction, contribution, assessment or claim arising from or made in connection with either the performance of the Services or any payment or benefit received by the Advisor in respect of the Services, where such recovery is not prohibited by law.

13.3
The Advisor shall further indemnify the Client against all reasonable costs, expenses and any penalty, fine or interest incurred or payable by the Client in connection with or in consequence of any such liability, deduction, contribution, assessment or claim.

14.	NOTICES

14.1
Any notice given under this agreement shall be in writing and signed by or on behalf of the party giving it and shall be served by delivering it personally, or sending it by pre-paid recorded delivery or registered post to the relevant party at its registered office for the time being. Any such notice shall be deemed to have been received:

(a)	if delivered personally, at the time of delivery; or

(b)	in the case of pre-paid recorded delivery or registered post, 48 hours from the date of posting.

14.2
In proving such service, it shall be sufficient to prove that the envelope containing such notice was addressed to the address of the relevant party and delivered either to that address or into the custody of the postal authorities as a pre-paid recorded delivery or registered post.

15.	ENTIRE AGREEMENT
Each party on behalf of itself and (in the case of the Client, as agent for any Group Companies) acknowledges and agrees with the other party (the Client acting on behalf of itself and as agent for each Group Company) that this agreement, together with any documents referred to in it, constitutes the entire agreement and understanding between the Advisor and the Client (and any Group Company) and supersedes any previous agreement between them relating to the Engagement (which agreement shall be deemed to have been terminated by mutual consent).

16.	VARIATION
No variation of this agreement or of any of the documents referred to in it shall be valid unless it is in writing and signed by or on behalf of each of the parties.

EXECUTION VERSION

17.	COUNTERPARTS
This agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, and all the counterparts together shall constitute one and the same instrument.

18.	THIRD PARTY RIGHTS

18.1
Except as expressly provided elsewhere in this agreement, a person who is not a party to this agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement but this does not affect any right or remedy of a third party which exists, or is available, apart from under that Act.

18.2	The rights of the parties to terminate, rescind or agree any variation, waiver or settlement under this agreement is not subject to the consent of any person that is not a party to this agreement.

19.	FORCE MAJEURE

19.1
Neither party shall be deemed to be in breach of this agreement by reason of any delay in performing, or any failure to perform, any of their respective obligations in relation to this agreement, if the delay or failure was due to any cause beyond its reasonable control, including but not limited to acts of God, explosions, floods, fire or accident, war or threat of war, terrorism or threat of terrorism, sabotage, civil disturbance, prohibitions or measures of any kind on the part of any governmental, parliamentary or local authority, import or export regulations or embargoes, or industrial actions or trade disputes (whether involving employees of either party or of a third party).

20.	GOVERNING LAW AND JURISDICTION

20.1
This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

20.2
The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

EXECUTION VERSION

SIGNED by the parties on the date of this agreement:

April 12, 2017

Name: ......./s/ Charlotte Marshall......................................
For and on behalf of IRON MOUNTAIN EUROPE PLC

................/s/ Marc Duale....................................................
MR MARC DUALE

EXECUTION VERSION

SCHEDULE – THE SERVICES

1.	The Advisor shall provide the Services detailed in this Schedule.

2.	The Services shall be provided to the Client at such times and from such locations as the Advisor shall determine in his reasonable discretion are appropriate.

3.	The Advisor is not subject to the control of the Client in relation to the provision of the Services.

4.	The Services shall comprise:

•	Providing the CEO with strategic advice regarding the Client’s international operations;

•	Providing such other strategic advice as agreed between the Client Representative and Advisor.